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                                                                    EXHIBIT 99.1


EL PASO ENERGY PARTNERS TO ACQUIRE MIDSTREAM ASSETS FOR $284 MILLION; WILL RAISE ANNUAL DISTRIBUTION TO $2.45 PER COMMON UNIT

HOUSTON, TEXAS, October 3, 2001 El Paso Energy Partners, L.P. (NYSE:EPN) announced today that its Board of Directors and Audit and Conflicts Committee have approved the acquisition of the Chaco cryogenic natural gas processing facility located in northern New Mexico's San Juan Basin. In conjunction with the Chaco acquisition, EPN has entered into a 20-year, fixed-rate tolling agreement to process natural gas for El Paso Field Services, a business unit of El Paso Corporation (NYSE:EPG). Separately, EPN has agreed to purchase El Paso Corporation's 50-percent interest in Deepwater Holdings L.L.C., a joint venture that owns natural gas pipelines in the western region of the offshore Gulf of Mexico. Total consideration for these transactions is $284 million-approximately seven times expected cash flow as measured by earnings before interest, depreciation, and amortization (EBITDA). The Deepwater Holdings acquisition is subject to Hart-Scott-Rodino review and both transactions are expected to close in the fourth quarter 2001.

Subject to the successful completion of these transactions, the Board of Directors of El Paso Energy Partners has authorized a $0.15 per unit distribution increase to an annualized distribution of $2.45 per common unit ($0.6125 per common unit per quarter, payable November 15, 2001 to unitholders of record on October 31, 2001).

"These transactions are a continuation of the midstream diversification strategy we initiated for EPN last year. We have now exceeded our objective of investing $500 million in accretive, fee-based acquisitions and high-return organic growth projects for 2001," said Robert G. Phillips, chief executive officer of El Paso Energy Partners. "The assets generate stable cash flows, fit well with our existing midstream operations, diversify our asset base geographically and across the midstream value chain, and benefit from long-lived natural gas reserves to ensure a solid return on invested capital. We expect these transactions to be immediately accretive to distributable cash flow, enabling us to increase our annual distribution to unitholders by 15 cents per unit, which totals an 11.4-percent increase in distributions during 2001." Constructed in 1995, the Chaco cryogenic natural gas processing plant is a state-of-the-art facility located on El Paso Field Services' extensive natural gas gathering system in the prolific San Juan Basin. In terms of natural gas liquids (NGLs) produced, Chaco is the third-largest natural gas processing plant in the United States with processing capacity of 700 thousand dekatherms per day (Mdth/d) and NGL production capacity of 50,000 barrels per day (Bbls/d). In the past 12 months Chaco has averaged inlet volumes of 620 Mdth/d yielding NGL production of 40,000 Bbls/d. The plant receives its volumes from Field Services' 5,500-mile gathering system that connects to 9,600 wells in the San Juan Basin area. In the past 12 months Field Services has gathered an average of 1,230 Mdth/d through its San Juan gathering system and the company estimates that long-term natural gas reserves dedicated to the system are approximately 14 trillion cubic feet of natural gas.


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Chaco is presently owned by a consortium of financial institutions ("the banks")
and is leased to El Paso Field Services under an operating lease. Through a series of transactions, EPN will purchase the Chaco plant from the banks, retain the current operating lease, and receive monthly lease payments from Field Services. A Letter of Intent has been executed between EPN and the banks. In addition, EPN will enter into a 20-year agreement with Field Services to process all available volumes delivered to the plant for a fixed fee. This tolling arrangement is designed to insulate EPN from commodity price volatility in the natural gas processing market. The Chaco plant will continue to be operated by El Paso Field Services personnel. The Chaco transactions are valued at $198.5 million.

Deepwater Holdings L.L.C. is a 50-50 joint venture between El Paso Energy Partners and ANR Pipeline Company, a subsidiary of El Paso Corporation, and has been operated by EPN since June 2000. Deepwater owns the extensive High Island Offshore System (HIOS), which serves the Outer Continental Shelf region of the western Gulf of Mexico and the East Breaks Gathering System (East Breaks), which serves the Deepwater trend of the western Gulf of Mexico region. In this transaction, EPN will purchase ANR's interest in Deepwater Holdings and concurrently retire certain project debt associated with Deepwater Holdings for a total transaction value of $85 million.

HIOS is a natural gas transmission system regulated by the Federal Energy Regulatory Commission that consists of 204 miles of pipeline and 1.8 billion cubic feet per day (Bcf/d) of capacity with average throughput for the first half of 2001 of 1,054 Mdth/d. The system transports natural gas from producing fields located in the Galveston, Garden Banks, West Cameron, High Island, and East Breaks areas of the Gulf of Mexico to numerous downstream pipelines including ANR and Tennessee Gas Pipeline. East Breaks is a natural gas gathering system consisting of an 85-mile pipeline connecting HIOS to the Hoover-Diana project developed by subsidiaries of ExxonMobil and BP p.l.c. in the Alaminos Canyon and East Breaks areas of the Gulf of Mexico. The system was placed in service in June 2000 and averaged throughput of 275 Mdth/d during the first half of 2001.

Based on the expected closing of the Chaco and Deepwater Holdings transactions, El Paso Energy Partners is increasing its 2001 expectations as follows:

     o   a $0.15 increase in distributions per common unit to $2.45 per year,

     o an increase in 2001 cash flow, as measured by adjusted EBITDA, to $162 million compared with previous expectations of $155 million, and

     o an increase in 2001 earnings to $55 - $60 million ($0.45 - $0.60 per unit) compared to earlier projections of $50 - $55 million ($0.35 - $0.50 per unit).

El Paso Energy Partners has scheduled a conference call to discuss these announcements on Wednesday, October 3, 2001, at 2 p.m. Eastern Time, 1 p.m. Central Time. The public may listen to this call live by dialing 973-321-2004 or listen to a replay through October 10 by dialing 973-341-3080 (code 2862592). A live Web cast of the call will be available online at www.elpasopartners.com in the For Investors section. EPN will maintain an audio replay of this call on the Web site through October 10. In the event that the company is unable to respond to questions during the call, El Paso Energy Partners may choose to post selected questions and answers on the Web site.


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El Paso Energy Partners, L.P. is a publicly owned master limited partnership.
The partnership owns and operates a diversified set of midstream assets including five offshore natural gas and oil pipelines and six production handling platforms located in the Gulf of Mexico, a strategically located salt dome storage facility with 7.2 billion cubic feet of current storage capacity in Mississippi, a 450-mile coal bed methane gathering system in Alabama, and more than 600 miles of natural gas liquids gathering and transportation pipelines and three fractionation plants located in south Texas. Visit El Paso Energy Partners on the Web at www.elpasopartners.com.

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This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The partnership has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While the partnership makes these statements and projections in good faith, neither the partnership nor its management can guarantee that the anticipated future results will be achieved. Reference should be made to the partnership's (and its affiliates') Securities and Exchange Commission filings for additional important factors that may affect actual results.